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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE


           VALASSIS ELECTS KENNETH V. DARISH TO ITS BOARD OF DIRECTORS Background in Advertising and Finance Rounds out Board's Experience

Livonia, Mich., July 24, 2001: Valassis (VCI: NYSE) the leading company in marketing services and Connective Media(TM), announced today that Kenneth V. Darish has been elected to its Board of Directors. Darish brings to Valassis an extensive background in both finance and advertising. He currently serves as the Chief Financial Officer of Foote, Cone & Belding ("FCB")-Chicago, where he is responsible for the financial operations of this division. FCB is part of Interpublic Group, the largest advertising agency in the United States.

"I am excited to put my background to work as an active Valassis board member," said Darish. "As sales promotion continues to converge with traditional advertising techniques, I am pleased to work with a company that is the leader in this industry."

Prior to joining FCB, Darish worked at Touche Ross & Company providing audit and consulting services to a wide range of client companies. Darish joined FCB in 1984 and has since played an important role in its operation and leadership.

"Ken's knowledge of the advertising industry and his first hand experience in its consolidation, coupled with his operational expertise in the running of an agency will greatly complement the competencies of our board," said Alan F. Schultz, Valassis Chairman, President and CEO.

Valassis connects people to brands through its wide range of marketing services programs offered to a variety of premier manufacturers and retailers. From mass, cluster targeted, to one-to-one communications, Valassis leads the industry in providing Connective Media(TM) solutions. The company does business with the majority of the nation's top advertisers, and holds the premier position in all the markets in which it competes. These include newspaper-delivered co-op and specialty inserts, advertising, product sampling, direct mail, direct-to-door, on-line promotions, customer relationship marketing programs, and consulting services - all of which build relationships with consumers on behalf of a brand. Established in 1970, Valassis is headquartered in Livonia, Michigan, with printing and manufacturing facilities in Michigan, North Carolina, Kansas, and Mexico. The company's innovative employee practices have resulted in many awards, including status as Fortune Magazine's 26th Best Company to Work for in America. Valassis subsidiaries and investments include Valassis Canada, PreVision Marketing(R), LLC., Save.com LLC, Coupons.com, and Valassis Relationship Marketing Systems, LLC. For additional information, visit the company website at www.valassis.com.




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